Exhibit 10.6
RURAL LAND (LEASE) AGREEMENT

Translation

Party A (Lessor): People’s Government of JiangNan Town, ChangShou District, Chongqing
Party B (Lessee): Chongqing Foguang Tourism Development Co., Ltd.

              For the purpose of  standardizing the contractual and use rights for the transfer of the rural land, stabilizing land contract relations and protecting the legitimate rights and interests of parties, with the consent of all current land contractors of LongQiao Lake Village Group 6, we enter into the following agreement to transfer the land contractual and use rights, pursuant to the relevant laws and regulations of the Land Contracting Law of the People’s Republic of China and the Procedure of Rural Land Contractual and Use Rights Transfer.

I.	Transfer of Land Contractual and Use Rights Party A shall lease the land contracted to all the contractors of LongQiao Lake Village Group 6 to Party B for Party B’s business operation.

II.	Term of Lease The lease term of agricultural land is 22 years from January 1, 2005 to December 31, 2027; the lease term of non-agricultural land is 50 years from January 1, 2005 to December 31, 2055.

III.
Location, Scope, Land Type and Area

The land under the lease includes the whole planning area, located at LongQiao Lake Village Group 6, JiangNan Town, ChangShou District, Chongqing, PRC 401258, including contracted agricultural land (as certified in the Certificate of Use Rights), timber land, waste land and other types of land. The area of each type of land is: 200 Mu agricultural land (approximately 133,334 square meters, including farm land and soil land), 180 Mu wasteland (approximately 120,006 square meters), 150 Mu timberland (approximately 100,005 square meters) and 40 Mu house site (approximately 27,997.2 square meters).

IV.
Rent and Payment

The parties agree to pay the rent by cash. Party B shall make a one-time payment to Party A by the 30th day of September one year in advance. Party A shall transmit the payment to the officials of LongQiao Lake Village Group 6, whom shall distribute the payment to all contractors. The rent shall be calculated as follows:

1.	The rent of agricultural land (including farmland and soil land) is 200 Mu times the market price of 400 kilogram rice in average quality.
2.	The rent of wasteland is RMB 45 times 180 Mu.
3.	The rent of timberland is RMB 50 times 150 Mu.
4.	Any land expropriated by the government during the lease term shall be deductible from Party B’s leased land in terms of rent calculation. From the time of expropriation, Party B shall be exempted from paying for the seedling. The expropriation fee shall be made as a one-time payment to Party A based on the state approved fee.

V.	Rights and Obligations of Party A

	1.	Rights: Party A shall collect the rent and retrieve the land when the lease term is due.

	2.	Obligations: Party A shall assist Party B in terms of comprehensive development and facilities constructions and shall help resolve any dispute arising from the use of water, power and land by the community and the contractors. Party A shall not interfere with Party B’s regular production and operation activities and shall not change, cancel or terminate this Agreement without proper reasons (except for terminations required by laws and regulations).

VI.	Rights and Obligations of Party B

	1.	Rights: Party B and its successors shall have the rights to use the land for its comprehensive development and facilities constructions during the lease term.

	2.	Obligations: Party B shall conduct its business in accordance with laws and regulations and shall pay the rent one year in advance based on this Agreement. Party B shall effectively protect the land against soil erosion and shall not leave the land unattended or barren. Party B shall be liable if there is soil erosion and drainage on the land resulting from Party B’s negligence.

VII.	Revision and Cancellation of the Agreement

This Agreement can be revised or cancelled if one of the following events occur:

	1.	The parties agree to review or cancel the Agreement and such revision or cancellation will not harm the interest of the state, the community and any individuals.

	2.	The parties may revise or cancel the Agreement in case of any material changes of government policies.

	3.	The parties may revise or cancel the Agreement if Party B is no longer capable to run its business or perform its obligations under the Agreement.

	4.	Any force majeure event.

In case of any termination of the Agreement by Party B, Party B shall pay a one-time restoration fee to Party A if Party B has changed the appearance or use of the agricultural land. Such fee shall be calculated based on the state approved fee standard.

VIII.	Breach of Agreement

	1.	Party A shall pay damages to Party B if Party A interferes illegally with Party B’s business operation, or revise or cancel the Agreement without Party B’s consent.

	2.	Party B shall pay damage to Party A if Party B breaches the Agreement and causes damage to Party A.

	3.	Party A shall have the right to retrieve the land if: (1) Party B fails to perform its obligations under this Agreement; or (2) Party B fails to pay the rent timely.

IX.	Dispute Resolution

Any dispute arising from this Agreement shall be firstly resolved by consultation between the parties. If no resolution can be reached through consultation, the parties may submit the dispute to the Rural Land Contractor’s Arbitration Association of the ChangShou District or bring a lawsuit in a court under the proper jurisdiction.

X.	Miscellaneous

This Agreement is executed into six duplicates to be held by the two parties, the officials of the village and community and the Administration of Rural Land Contractors. This Agreement shall become effective upon execution by the parties.

If this Agreement conflicts with any state policies or regulations, the state policies and regulations shall prevail.

Any unsettled matter shall be subject to further consultation between the parties and both parties shall enter into a supplement agreement. The supplement agreement shall have the same effect as this Agreement.

Party A: People’s Government of JiangNan Town, ChangShou District, Chongqing (Stamp / Signature)
Party B: Chongqing Foguang Tourism Development Co., Ltd. (Stamp / Signature)

August 25, 2005